Item 1.02 Exhibit

Astronics Corporation
Conflict Minerals Report
For the Year Ended December 31, 2015

This report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (“CMR”), to the SEC that includes a description of those due diligence measures.

The report presented herein is not audited as provided by the April 2014 public statement made by the SEC Division of Corporation Finance.

Company Overview

Astronics Corporation (the “Company”) is a leading supplier of products to the global aerospace, defense, electronics and semiconductor industries. Our products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting & safety systems, avionics products, aircraft structures, systems certification and automated test systems.

Conflict Minerals Policy

We have adopted the following conflict minerals policy, which is posted on our website: http://www.astronics.com/about/conflict-minerals-statement.asp

Astronics Corporation is in the process of determining the products potentially containing conflict minerals and determining the sources of those conflict minerals within our supply chain. Suppliers to Astronics Corporation are advised to develop policies toward preventing the use of conflict minerals or derivative metals from mines sourcing conflict. Suppliers should document their efforts to determine the source of any conflict minerals or their derivatives and be prepared to provide evidence of the origin of 3TG metals in products supplied to Astronics Corporation. Our suppliers are requested to seek and obtain certification through the EICC/GeSI Conflict Free Smelter Program ("CFSP"); a supplier survey tool to standardize the collection of information from the suppliers in our supply chain (www.conflictfreesmelter.org).

We are committed to working with our complex supply chain to ensure compliance with the Act; we are engaged with our suppliers and our contracts with them include or will include conflict mineral due diligence and reporting requirements. As our due diligence efforts develop, if we become aware of instances where minerals in our supply chain potentially finance the conflict, as defined in the SEC’s conflict minerals rule, we will work with our suppliers to find alternate sources.

Reasonable Country of Origin Inquiry

Consistent with the requirements of the Rule, we conducted in good faith a Reasonable Country of Origin Inquiry (“RCOI”) that was reasonably designed to determine whether or not any of the necessary conflict minerals in our products originated in the Covered Countries or were from recycled or scrap sources. To conduct our RCOI and obtain sourcing information from our direct suppliers, we used the CFSI Conflict Minerals Reporting Template (the "CMRT") developed by the Electronic Industry Citizenship Coalition (“EICC”) and The Global e-Sustainability Initiative (“GeSI”). We requested this information from our

Item 1.02 Exhibit

direct suppliers that may use necessary conflict minerals in our products to determine whether any of these materials originated in the Covered Countries. We have not identified any instances in which our sourcing of necessary conflict minerals directly or indirectly financed or benefited armed groups in the Covered Countries.

Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

We have taken measures to identify the source of conflict minerals used in our products. These measures include:

- Publicly communicating our conflict minerals policy

- Including conflict minerals requirements in our purchasing documents to direct suppliers

- We use the CMRT to review our direct suppliers’ due diligence activities, such as whether they have a conflict minerals policy, and require their own suppliers to source from processing facilities validated by an independent audit program like the CFSP.

- We use the CMRT to identify conflict minerals processing facilities when reported in our supply chain by our direct suppliers and obtain country of origin when available.

- We file an annual report with the SEC on Form SD that includes a Conflict Minerals Report.

We conducted a survey of our suppliers described above using the CMRT, which has become an industry standard and was developed to facilitate disclosure and communication of information on the source of conflict minerals. Questions included in the survey inquire as to a company’s conflict mineral policy and efforts, including a listing of the smelters identified within a supply chain and a reasonable inquiry into their country of origin. With the assistance of Green Status Pro, a third party resource for data analysis, the submitted CMRTs were reviewed for accuracy and validity. Green Status Pro's evaluation service was used to identify and evaluate smelter data against the data provided by the Conflict-Free Smelter Program. Many data inconsistencies were identified during this process, and verification efforts with the relevant suppliers are ongoing to resolve the data inconsistencies. We also continue to follow up with suppliers that have not yet responded to our requests for 3TG information.

It will take time for our suppliers to verify the origin of all of the 3TG that are included in the materials we purchase from them. The majority of responses that we receive provided data at a broad level and as such, the information provided may not be directly applicable to the specific products supplied to us. Additionally, many of our suppliers were not able to determine, with any certainty, the country of origin of the minerals in their products. Our suppliers are often unable to represent to us the smelters or refiners they use as the source of the 3TG that is actually included in the specific product they supplied to us. Therefore, we are unable to provide any smelter or refiner names in this report. Due to the complexity of our supply chain and our position downstream from the smelters and refiners, our suppliers continue to provide updated and more thorough responses. Follow-up with our suppliers is an on-going process.

We continually look to improve on our due diligence. As the SEC and OECD provide more guidance on this process, we will implement necessary measures to report on our conflict minerals status. We will work with our direct suppliers to get more relevant and complete data on the source and chain of custody of the conflict minerals used in our products. We will continue to refine the list of relevant suppliers. We will continue to further automate our process with Green Status Pro to help validate CMRT submissions, identify any contradictory answers in the CMRT, and to help improve the overall accuracy and usefulness of the data provided.

Our products require one or more of the conflict minerals either in their functionality or in their production. For the year ended December 31, 2015 we are unable to determine the origin of the 3TG contained in our products or to determine whether they came from recycled or scrap sources; the facilities used to process them; their country of origin; or their mine or location of origin.